AMENDED AND RESTATED

ANNEX A

to the

DISTRIBUTION AGREEMENT

Effective as of                     , 2015

Portfolios:
RS China Fund
RS Emerging Markets Fund
RS Emerging Markets Small Cap Fund
RS Floating Rate Fund
RS Focused Growth Opportunity Fund*
RS Focused Opportunity Fund*
RS Global Fund
RS Global Natural Resources Fund
RS Growth Fund
RS High Income Municipal Bond Fund
RS High Yield Fund
RS International Fund
RS Investment Quality Bond Fund
RS Investors Fund
RS Large Cap Alpha Fund
RS Low Duration Bond Fund
RS Mid Cap Growth Fund
RS Partners Fund
RS Select Growth Fund
RS Small Cap Equity Fund
RS Small Cap Growth Fund
RS Strategic Income Fund
RS Tax-Exempt Fund
RS Technology Fund
RS Value Fund

*	The Agreement shall remain in effect with respect to the Portfolio for a period of two (2) years from the date of execution of this Amended and Restated Annex A, unless sooner terminated in accordance with Section 10 or Section 12 of the Agreement, and shall continue in effect from year to year thereafter in respect of the Portfolio so long as such continuation is approved at least annually in accordance with the terms of the Agreement.

This Annex A is hereby amended and restated to add each of RS Focused Opportunity Fund and RS Focused Growth Opportunity Fund as a Portfolio under the Agreement, effective as of the     day of                     , 2015.

RS INVESTMENT TRUST		RS FUNDS DISTRIBUTOR LLC

By:		By:
Name:	Matthew H. Scanlan	Name:	Matthew H. Scanlan
Title:	President	Title:	Chief Executive Officer